CERTIFICATE

Natixis Funds Trust I

Natixis Funds Trust II

Natixis Funds Trust IV

Loomis Sayles Funds I

Loomis Sayles Funds II

Gateway Trust

(the “Trusts”)

I, Paula Gilligan, Assistant Secretary of the Trust, hereby certify that the following is a true copy of the resolution adopted by the Trustees of the Trust at a meeting held on November 13, 2014:

VOTED:

That the blanket bond issued by National Union Insurance Company providing fidelity bond protection of $49,000,000 for the series of Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I, Loomis Sayles Funds II and Gateway Trust (the “Trusts”) is hereby renewed and approved as being reasonable in form and amount, and that the Trusts’ participation in the bond with the other named insureds is hereby approved for the period December 15, 2014 to December 15, 2015.

/s/ Paula Gilligan
Paula Gilligan Assistant Secretary